Exhibit 99.3

MISCOR GROUP, LTD.
AMERICAN MOTIVE POWER, INC.

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

The following unaudited pro forma condensed combining financial information has been prepared to give effect to the acquisition of American Motive Power, Inc. (“AMP”) on January 16, 2008. The pro forma condensed combining balance sheet has been prepared based on the historical balance sheets of MISCOR Group, Ltd. (the “Company”) and AMP as of December 31, 2007 as if that acquisition was effective December 31, 2007. The pro forma statement of operations has been prepared based on the historical statements of operations of the Company and AMP for the year ended December 31, 2007, as if the acquisition were effective as of January 1, 2007.

The assets acquired and liabilities assumed in connection with the AMP acquisition are reflected at estimated fair values as determined by our management based on information currently available and on current assumptions as to future operations. We have allocated the purchase price based on preliminary estimates of the fair values of the acquired property and equipment, and their estimated remaining useful lives. Accordingly, the allocation of the purchase price and the assigned estimated useful lives are subject to revision, based on the final determination of appraised and other fair values, and related tax effects.

The unaudited pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the transaction been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the Company and AMP included elsewhere in this document.

The unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes thereto and does not reflect any anticipated future cost savings or other benefits as a result of the acquisition.

MISCOR GROUP, LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEETS
December 31, 2007
(Amounts in thousands, except share and per share data)

ASSETS
	HISTORICAL
		AMERICAN
	MISCOR	MOTIVE
	GROUP, LTD.	POWER, INC.	ADJUSTMENTS			PRO FORMA
CURRENT ASSETS
Cash	$2,807	$285	$-	(1)		$3,092
Accounts receivable, net	17,233	820	(397)	(2)		17,656
Inventories, net	10,884	620	-			11,504
Prepaid expenses and other current assets	2,006	756	-			2,762
Total current assets	32,930	2,481	(397)			35,014

PROPERTY AND EQUIPMENT, net	10,125	2,759	-			12,884

OTHER ASSETS
Goodwill	8,003	-	8,781	(2)		16,784
Customer relationships, net	7,568	-	-			7,568
Other assets, net	921	-	-			921
Total other assets	16,492	-	8,781			25,273

Total Assets	$59,547	$5,240	$8,384			$73,171

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Due to related parties	$-	$8,241	$(8,241)	(2)		$-
Note payable	-	250	7,250	(2	), (3)	7,500
Current portion of long-term debt	3,036	483	(483)	(2)		3,036
Accounts payable	7,530	2,125	(397)	(2)		9,258
Accrued expenses and other current liabilities	4,558	821	75	(2)		5,454
Total current liabilities	15,124	11,920	(1,796)			25,248

LONG TERM LIABILITIES
Long-term debt, less current portion	4,195	2,210	(2,210)	(2)		4,195
Long-term debt, Stockholder	3,000	-	-			3,000
Total long-term liabilities	7,195	2,210	(2,210)			7,195

Total liabilities	22,319	14,130	(4,006)			32,443

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
MISCOR Preferred stock, no par value; 20,000,000 shares
authorized; no shares issued and outstanding	-	-	-			-
MISCOR Common stock, no par value; 300,000,000 shares
authorized; 105,454,796 and 104,608,962 shares issued
and outstanding, respectively	43,967	2	3,498	(1)		47,467
Additional paid in capital	9,019	-	-			9,019
Deferred compensation	(55)	-	-			(55)
Accumulated deficit	(15,703)	(8,892)	8,892	(4)		(15,703)
STOCKHOLDERS' EQUITY	37,228	(8,890)	12,390			40,728

Total Liabilities and Stockholders' Equity	$59,547	$5,240	$8,384			$73,171

MISCOR GROUP, LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(Amounts in thousands, except share and per share data)

	HISTORICAL
		AMERICAN
	MISCOR	MOTIVE
	GROUP, LTD.	POWER, INC.	ADJUSTMENTS		PRO FORMA
REVENUES
Product sales	$22,270	$-	$(426)	(5)	$21,844
Service revenue	50,980	6,151	-		57,131
REVENUES	73,250	6,151	(426)		78,975

COST OF REVENUES
Product sales	16,316	-	(426)	(5)	15,890
Service revenue	44,768	7,826	-		52,594
COST OF REVENUES	61,084	7,826	(426)		68,484

Gross profit (loss)	12,166	(1,675)	-		10,491

Selling, general and administrative expenses	10,649	1,670	-		12,319
Operating income (loss)	1,517	(3,345)	-		(1,828)

Loss on debt extinguishment	2,300	-	-		2,300
Interest expense	1,259	671	(39)	(6)	1,891
Other income	(19)	(7)	-		(26)

Net loss before taxes	(2,023)	(4,009)	39		(5,993)

Income taxes	-	-	-		-

NET LOSS	$(2,023)	$(4,009)	$39		$(5,993)

Basic and diluted loss per common share	$(0.26)				$(0.76)

Weighted average number of common shares	7,652,061		253,623		7,905,684

MISCOR GROUP, LTD.
AMERICAN MOTIVE POWER, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
(Amounts in thousands)

1.
To record the acquisition of 100% of the common stock of American Motive Power, Inc.  (“AMP”) by MISCOR at January 16, 2008 for $11,000, plus transaction costs of $75. The purchase price included $7,500 cash and issuance of 253,623 shares of MISCOR common stock at $13.80 per share or $3,500. The price per share was based on the five day average closing price of the stock, including the two days immediately before and after the agreed to announcement date of January 16, 2008 and is in compliance with the guidance in the Emerging Issues Task Force's issue number 99-12.

2.
To record the purchase price adjustment from the acquisition of AMP by MISCOR, including the increase in goodwill ($8,781), and the pay off and forgiveness of AMP’s amounts due to related parties ($8,241), note payable ($250), accounts payable due MISCOR for product sales to AMP ($397), and current and non-current portions of long-term debt ($483 and $2,210, respectively).  Also recorded are transaction costs of $75, included in accrued expenses.

3.	To record the borrowings by MISCOR to finance the acquisition of AMP of $7,500.
4.	To record the elimination of stockholders’ deficit of AMP at the closing date of $8,890.
5.	To eliminate sales from MISCOR to AMP for the year ended December 31, 2007.
6.
To eliminate the historical interest expense recorded by AMP and record additional interest expense related to the debt incurred by MISCOR in connection with the acquisition. Interest expense for the debt incurred by MISCOR has been calculated at prime plus 0.5% (blended average rate for prime rate of 8.56% used for the year ended December 31, 2007) on borrowings of $7,500, resulting in additional pro forma interest expense of $632 for the year ended December 31, 2007.

The components of the purchase price and its allocation to the assets and liabilities of AMP are as follows:

Components of purchase price:

Cash from borrowings under MISCOR’s revolving credit facility	$7,500
MISCOR common stock - 253,623 shares at $13.80 per share	3,500
Transaction costs	75
Total purchase price	$11,075

Allocation of purchase price:
Current assets	$(2,084)
Property and equipment	(2,759)
Current liabilities	2,549
Cost in excess of net assets acquired	$8,781